UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): July 31, 2024

FRESHWORKS INC.
(Exact name of Registrant as Specified in Its Charter)

Delaware	001-40806	33-1218825
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
2950 S. Delaware Street, Suite 201
San Mateo, CA 94403
(Address of Principal Executive Offices and Zip Code)
(650) 513-0514
(Registrant’s Telephone Number, Including Area Code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, $0.00001 par value per share	FRSH	The Nasdaq Stock Market LLC
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Principal Accounting Officer. On July 31, 2024, Philippa Lawrence was hired as the Chief Accounting Officer and appointed as principal accounting officer of Freshworks Inc. (the “Company”), effective as of August 5, 2024.

Ms. Lawrence, age 57, most recently served as Vice President, Chief Accounting Officer of Workday, Inc., a provider of enterprise cloud applications, from July 2019 until May 2024. From December 2017 to July 2019, Ms. Lawrence served as Vice President, Corporate Controller of Katerra Inc., a private company. From April 2016 to December 2017, Ms. Lawrence served as Vice President, Corporate Controller, of Brocade Communications Inc. (acquired by Broadcom), a networking solution company. Prior to that, Ms. Lawrence served in various accounting roles at Alphabet Inc. (previously Google Inc.), a global technology company, from 2007 to 2016. Ms. Lawrence is a Chartered Accountant of England and Wales and holds a Higher National Diploma in Business Studies from London Guildhall University.

In connection with Ms. Lawrence’s hiring as Chief Accounting Officer, the Company entered into an employment offer letter with Ms. Lawrence. The employment offer letter provides for, among other things, (i) an annual base salary of $425,000, (ii) an annual target bonus of up to $191,250, (iii) an award of restricted stock units under the Company’s 2021 Equity Incentive Plan, valued at approximately $5,000,000, which will vest over a four-year period with 25% of the shares subject to the award vesting on the one-year anniversary of grant and the remaining 75% of the shares vesting in 12 equal quarterly installments thereafter, subject to Ms. Lawrence’s continuous service with the Company through each such vesting date. Additionally, Ms. Lawrence’s offer letter provides that (a) in the event her employment is terminated without “cause” during a change in control period (as defined in her offer letter), then, subject to delivery of a general release of claims in a form acceptable to the Company, she will receive payment of the cost of COBRA continuation coverage under our group health plans for up to 12 months following her termination date, an amount equal to 100% of their target annual performance bonus for the year in which her termination occurs (less any amounts already paid or determined), and accelerated vesting of the time-based requirements for 50% of the equity awards held by Ms. Lawrence as of her termination date; or (b) in the event that she terminates her employment for “good reason” during a change in control period, then, subject to delivery of a general release of claims in a form acceptable to the Company, she will receive payment of the cost of COBRA continuation coverage under the Company’s group health plans for up to six months following her termination date, an amount equal to 50% of her target annual performance bonus for the year in which her termination date occurs (less any amounts already paid or determined), and accelerated vesting of the time-based requirements for equity awards held by Ms. Lawrence as of her termination date as to 50% of the number of shares that would have vested during the 12-month period following her termination date.

The Company will enter into its standard form of indemnification agreement with Ms. Lawrence. There are no arrangements or understandings between Ms. Lawrence and any other persons pursuant to which she was selected as Chief Accounting Officer, and she has no family relationship with any of the Company’s directors or executive officers. Ms. Lawrence does not have a direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

Appointment of Chief Operating Officer. The Company’s current Chief Financial Officer, Tyler Sloat, who was previously serving as both principal financial officer and principal accounting officer, will continue serving as the Company’s principal financial officer. Additionally, due to the expansion of his responsibilities, the Board appointed Mr. Sloat the additional role as the Company’s Chief Operating Officer, effective as of August 5, 2024. Mr. Sloat did not receive any change in his compensation in connection with his appointment as Chief Operating Officer.

Mr. Sloat, age 51, has served as our Chief Financial Officer since April 2020. From September 2010 to April 2020, Mr. Sloat served as Chief Financial Officer of Zuora, Inc., a subscription service management software company. Mr. Sloat holds a B.A. in Economics from Boston College and an M.B.A. from Stanford University Graduate School of Business.

There are no arrangements or understandings between Mr. Sloat and any other persons pursuant to which he was selected as Chief Operating Officer, and he has no family relationship with any of the Company’s directors or executive officers. Mr. Sloat does not have a direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K other than those described under the heading “Transactions with Related Persons and Indemnification” in the Company’s Definitive Proxy Statement on Schedule 14A, filed with the Securities and Exchange Commission April 19, 2024.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Freshworks Inc.
Dated: August 5, 2024
	By:	/s/ Pamela Sergeeff
Pamela Sergeeff
Chief Legal Officer and General Counsel